Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 19th day of August, 2005, by and between ACT Teleconferencing, Inc., a Colorado corporation (the “Company”), and                     , a Colorado resident (the “Executive”).

RECITALS

WHEREAS, the Executive is experienced in the teleconferencing industry;

WHEREAS, the Company desires, under the terms and conditions of this Agreement, to secure the Executive’s services;

WHEREAS, the Executive is willing to provide services to the Company and to agree that Executive will protect Company’s trade secrets and not compete with the Company in the teleconferencing industry; and

WHEREAS, the Executive executed an Executive Agreement (concerning payments potentially triggered by a change in control), as amended July 26, 1999 (the “1999 Agreement”), and an Employment Agreement, as amended and restated May 1, 2003 (the “2003 Agreement”), which the Company and the Executive desire to terminate.

AGREEMENT

NOW THEREFORE, in consideration of the above premises and of the mutual covenants and undertakings stated in this Agreement, the Executive and the Company hereby agree as follows:

1.	Term.

The Company shall employ the Executive from August 19, 2005 to August 19, 2006 (the “Employment Period”), unless the Executive’s employment under this Agreement terminates earlier under Section 8 of this Agreement. Commencing on August 19, 2006, Executive’s employment shall be “at will.”

2.	Duties.

The Company shall employ the Executive as an officer of the Company in the capacity of President and Chief Executive Officer, and the Executive shall perform such duties as the Company’s board of directors (the “Board”) may specify from time to time (“Duties”).

During the Employment Period, the Executive shall make himself available full time to perform the Duties and shall not engage in other employment or in other business activities related to the teleconferencing industry, other than trade associations, industry seminars, and other activities that support the Company’s objectives. The Executive shall be permitted and encouraged to participate in professional activities (including board memberships in organizations that do not and would not be expected to compete with the Company), speaking, writing, consulting, and teaching with the prior approval of the Company’s Board.

3.	Compensation.

(a) Base Salary. While the Executive is employed by the Company under this Agreement, the Company shall pay to the Executive a base salary (“Base Salary”) of $189,000 per annum. The Company shall pay to the Executive the Executive’s Base Salary in accordance with the Company’s standard payroll practices and procedures.

(b) Performance Bonus. The Company will pay the Executive an annual bonus on or before March 31 of each year based on the Company’s financial performance and the Executive’s achievement of goals established by the Board (“Bonus”). The target amount of the Bonus will be equal to 50 percent of Executive’s

Base Salary; provided that such bonus and the computation of amounts relating thereto shall be in the sole discretion of the Board.

(c) Withholding Taxes. All the Company’s payments to the Executive under this Agreement are subject to withholding of income and employment taxes and all other amounts required by law.

(d) Annual Review. Base Salary and Bonus shall be reviewed and revised annually, in the discretion of the Board.

(e) Stock Options. Upon shareholder approval of the Dolphin Transaction, the Company shall grant to Executive non-qualified options to purchase 600,000 shares of the Company’s common stock, under the Company’s Equity Incentive Plan of 2004 and/or Stock Option Plan of 2000 (the “Plan” or “Plans”). The exercise price for each option shall be $1.00 per share, and the options shall expire, if not exercised, on July 31, 2010. The Board shall amend either or both Plans, as needed (i) to permit annual grants of up to 600,000 non-qualified options, and (ii) to increase the shares for which options may be granted, both of which actions will be conditional on shareholder approval; and the Board shall use its best efforts to obtain such approval.

(f) Vesting. All of the options granted hereunder shall vest fully as of August 1, 2005. However, if Executive resigns or is terminated for cause, a portion of such grants will be forfeited as of the effective date of such resignation or termination, as follows:

On or Before	Options Forfeited
July 31, 2006	600,000
July 31, 2007	480,000
July 31, 2008	360,000
July 31, 2009	240,000
July 31, 2010	120,000

If Executive is terminated without cause, dies, or is permanently disabled, there shall be no forfeiture. It is understood that stock purchased through the exercise of options is not and shall not become subject to forfeiture.

4.	Benefits.

(a) Insurance. While the Executive is employed by the Company, the Company shall provide and maintain such medical, dental, vision, disability, and life insurance coverage as is offered the Company’s employees generally, and on the same terms offered to the Company’s employees (collectively the “Coverage”), subject to the following:

(i)	In the event Executive’s employment is terminated before the end of the Employment Period, and the Executive exercises his right to purchase medical, dental, or vision coverage through COBRA, the Executive shall pay the employee portion of premiums and the Company shall pay the Company’s portion; and

(ii)

If the Company’s contract with the provider of disability or life insurance does not permit former employees to continue coverage, the Company shall reimburse Executive for comparable coverage obtained by Executive in an amount not to exceed the cost to the Company of Executive’s Coverage immediately prior to termination of such employment. If available, coverage may be provided through programs, plans, or insurance contracts as currently in effect or as amended or through programs, plans, or insurance contracts substituted therefor, provided that the terms thereof are substantially identical to the terms of programs, plans, and insurance to the extent from time to time generally offered to the Company’s employees.

(b) Expenses. While the Executive is employed by the Company under this Agreement, the Company promptly shall reimburse the Executive for the Executive’s reasonable and necessary business expenses, provided that they are submitted in accordance with the Company’s general expense reimbursement policies for its executives. An automobile allowance, if in effect prior to the Employment Period, shall continue subject to periodic review by the Board.

(c) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation during each year, or pro rated portion thereof, of employment to be accrued and used in accordance with the Company’s policy regarding vacations. The Executive agrees to cooperate with the schedule of the Company when scheduling the Executive’s vacation.

(d) Other Benefits. During his employment, the Executive shall be eligible for participation in the Company’s 401(k) plan and any other benefit plan not enumerated above for which the Company’s employees generally, and officers specifically, are eligible. During his employment, the Executive shall be a covered person under the Company’s directors and officers liability insurance policy subject to the terms thereof and as may be changed from time to time.

5.	Protection of Trade Secrets.

(a) Confidential Information. The Executive acknowledges that during the course of the Executive’s employment with the Company, the Executive has had and will have access to certain proprietary confidential information of the Company maintained in the strictest confidence by the Company as trade secrets, including, but not limited to, information relating to concepts, ideas, software, designs, technology, marketing, research, customers, and information regarding the Company’s finances and business systems and techniques (collectively referred to as the “Confidential Information”). All Confidential Information disclosed to the Executive, or to which the Executive obtains access, whether originated by the Executive or by others, during the period of the Executive’s employment, which the Executive reasonably believes to be Confidential Information, or which is identified or handled by the Company as Confidential Information, shall be presumed to be Confidential Information for a period of five years following termination of Executive’s employment. Excluded from Confidential Information is information that is in the public domain or enters the public domain without any fault of Executive; that is disclosed to Executive by a person having no obligation of confidentiality with respect to such information; or that is developed by Executive after termination of his employment without benefit of any disclosure made by Company to Executive during his employment.

(b) Irreparable Injury. The Executive also acknowledges that the Company would suffer great loss and irreparable injury if the Executive were to disclose any of the Confidential Information to unauthorized parties or permit the use thereof by competitors.

(c) Continuing Obligations. Executive confirms and re-affirms his obligations to maintain the confidentiality of Confidential Information and to take reasonable steps to restrict its use or disclosure for purposes other than the Company’s business.

6.	Non-Competition and Non-Solicitation.

The Executive acknowledges the importance to the Company of Executive refraining from any competition with the Company and that this is a key factor in the Company’s willingness to commit to an employment relationship of the duration set forth in the Agreement. To this end:

(a) The Executive acknowledges that the Executive possesses skill, professional training, or experience and knowledge of the Company’s business which are significant to the Company’s business success.

(b) The Executive recognizes that Confidential Information known to Executive would be valuable and beneficial to a competitor. Therefore, it is likely that the Executive could cause grave harm to the Company if the Executive worked for a competitor of or started another teleconferencing company.

(c) During the period of Executive’s employment by the Company and for one (1) year following the termination of Executive’s employment by the Company, the Executive will not be employed by any competitor of the Company, consult with any competitor, or engage in the operation of a teleconferencing company. The Executive will also refrain from performing, managing, facilitating, or supervising teleconferencing activities or from starting Executive’s own business which might compete with the Company. The Executive understands that this non-competition provision encompasses and prohibits direct or indirect engagement as a partner, employee, consultant, coventurer, or otherwise, including employment, with any business organization which is engaged in or intending to engage in any aspect of the teleconferencing business. This provision also includes any parent, subsidiary, or joint venturer of a competitor of the Company to the extent that the affiliated entity engages in any teleconferencing business (except that nothing in this Agreement shall prohibit Executive from owning (beneficially or otherwise) not more than 1.0% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange).

(d) The Executive shall not, directly or indirectly, while the Executive is employed by the Company, or for a period of two (2) years after the Executive’s Termination Date, individually or with any other person or entity:

(i)	employ or attempt to employ any present or former director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(ii)	contract, solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of the Company in any way.

(e) The Executive shall not, while the Executive is employed by the Company or at any time thereafter, criticize or disparage in any manner or by any means the Company, or any aspect of its management or ownership or any person thereof, policies, operations, products, services, or personnel.

(f) The Executive specifically acknowledges and agrees that this Section 6 and each provision of this Section is reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement, and that violation of this Section 6 will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by Executive or their Personal Representative of any provision of this Section 6, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation. If any provision or application of this Section 6 is held unlawful or unenforceable in any respect, this Section 6 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

(g) The Executive acknowledges and agrees that he has received separate good and valuable consideration for his obligations as contained in this Section 6, including, without limitation, Base Salary, Bonus, and Stock Options.

7.	Intellectual Property Rights.

(a) Assignment. During the course of the Executive’s employment with the Company and for three (3) years thereafter, the Executive shall assign (and hereby does assign) to the Company all of the Executive’s rights, title, and interest to all trademarks, copyrights, creations, inventions, properties, discoveries, improvements, processes, recipes, concepts, analyses, evaluations, messages, formulas, techniques, and ideas (whether or not shown or described in writing or reduced to practice) in works of authorship, including but not limited to any products, programs, designs, studies, textbooks, software programs, and/or services derived therefrom, whether or not patentable or copyrightable, and including any applications for letters patent, letters patent granted, including foreign letters patent (“Inventions”),

(i)	which relate to the Company’s actual or demonstrably anticipated services or research and development,

(ii)	which result from any work performed for the Company,

(iii)	which was developed in whole or in part using equipment, supplies, facilities, or trade secret information of the Company, or

(iv)	which was developed in whole or in part on any Company time.

(b) Cooperation. The Executive shall assist the Company, at the Company’s expense and request, to obtain patents, copyrights, or other intellectual property protection on any such patentable or copyrightable ideas or inventions, and agrees to execute all documents necessary in the name of the Company. The Executive agrees to promptly and fully disclose and describe all Inventions to the Company and to keep accurate, complete, and timely records of such Inventions. Such records are to be the property of the Company and to be retained in its premises. Nothing in this section shall apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (1) does not relate (a) directly or indirectly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research and development, or (2) which does not result from any work performed for the Company.

Except as listed on Exhibit A at the end of this Agreement, the Executive will not assert any rights under any Inventions as having been made, authored, or acquired by the Executive prior to his being employed by the Company.

(c) Return of Property. Upon termination of the Executive’s employment with the Company, the Executive agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, textbooks, reports, data, tables, photographs, videotapes, audiotapes, manuals, computer disks, software, or other documents and media which relate in any way to the business, products, services, trade secrets, Inventions, or Confidential Information of the Company. The Executive shall be permitted to retain personal correspondence, documents, and items which contain no Inventions, trade secrets, or Confidential Information.

(d) License to the Executive. On a case by case basis, and in its sole discretion, the Company may provide the Executive a perpetual, royalty free non-exclusive license which would allow the Executive to use materials which he develops for the Company, provided that the Executive does not use any such materials for or in conjunction with any venture that competes or may compete, directly or indirectly, with the Company or any of its affiliates.

8.	Termination.

(a) Executive’s employment by the Company shall end (the “Termination Date”) on any of the following:

(i)	Executive’s receipt of written notice from the Company of termination of Executive’s employment;

(ii)	Executive’s death or incapacity; or

(iii)	expiration of the Employment Period (subject to continuation “at will” as provided in Section 1).

(b) Resignation of Employment by the Executive. The Executive may resign his employment in which Executive designates the effective date of resignation. The Executive agrees to cooperate with the Company to minimize the effect of Executive’s resignation on the operation of the Company and assist with transition of his duties prior to the effective date of resignation, as requested by the Company.

(c) Termination of Employment by the Company. The Company may terminate Executive’s employment by the Company without cause at any time. The Company also may terminate Executive’s employment if the Executive becomes unable to perform his Duties as defined in this Agreement for a continuous period of ninety (90) days as a result of a disability, as determined by a licensed physician selected by the Company in its reasonable discretion; provided the Company also satisfies any conditions to such termination set forth in procedures or policies adopted by the Board with respect to termination for disability.

(d) Immediate Termination for Cause by the Company. The Company may immediately terminate Executive’s employment by the Company prior to the Termination Date based on any one or more of the following factors (for “Cause”)

(i)	the Executive’s breach of any term or provision of this Agreement, including the neglect of his Duties, which is not cured within ten (10) days following receipt of written notice of the breach.

(ii)	the conviction or a plea of guilty or nolo contendere by the Executive to any felony or misdemeanor charge (other than minor traffic offenses), or any misconduct of any kind relating to the Company.

(iii)	if the Executive commits any act involving moral turpitude, dishonesty, or fraud.

(e) Payments Upon Termination.

(i)	Termination For Cause. If the Executive’s employment is terminated for Cause, the Executive shall be entitled to the Base Salary through the date of termination and accrued vacation pay.

(ii)	Termination Without Cause. In the event of termination by the Company without Cause during the Employment Period, the Company shall pay to Executive the amount of Base Salary payable through the end of the Employment Period. The Company shall also pay Executive any Bonus earned through the Termination Date. Payments of Base Salary and Bonus shall commence on the later of (1) the next pay period following the Termination Date; (2) with respect to Bonuses, the date Bonuses are paid to other employees; or (3) six months following the Termination Date, if such delay in payment is required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. Upon termination after the end of the Employment Period, the Executive shall receive Base Salary, accrued Bonus, and accrued vacation pay through the Termination Date, and severance in accordance with Company policy or past practices, if any (with the Bonus and severance subject to a six month delay if necessary in order to avoid adverse tax consequences under said Section 409A).

(iii)	Other Termination. If the Executive’s employment is terminated by death or disability as contemplated above, the Executive shall receive Base Salary, accrued Bonus, and accrued vacation pay through the date of termination, plus such Benefits as are generally available to all of the Company’s employees and their dependents when an employee dies or is disabled. If the Employee’s employment is terminated by resignation, the Executive shall be entitled to accrued vacation plus Base Salary through the effective date of resignation (subject to a maximum of 30 days unless otherwise agreed in writing by Executive and Company).

9.	No Violation of Other Agreements.

The Executive hereby represents that neither (a) the Executive’s entering into this Agreement nor (b) the Executive’s carrying out the provisions of this Agreement shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

10.	Separate Representation.

The Executive hereby acknowledges that the Executive has had an opportunity to seek and receive independent advice from counsel of the Executive’s own selection in connection with this Agreement and has not relied to any extent on any counsel to the Company in deciding to enter into this Agreement.

11.	Termination of Prior Agreements.

(a) Prior Agreements Superseded. In consideration for the payment of $372,000, per the schedule below, the Base Salary, Bonus, and the other terms of this Agreement, the Executive and Company agree to the termination of the 1999 Agreement and the 2003 Agreement, and Executive releases the Company from any and all liability to him under such agreements. The terms of this Agreement supersede and replace in their entirety the terms of the 1999 Agreement, the 2003 Agreement, and any other agreements concerning Executive’s employment. Payment to Executive shall be made as follows:

(i)	The sum of $200,000 upon the first closing of the sale of shares of Series AA preferred stock per the terms of the Securities Purchase Agreement with Dolphin Direct Equity Partners, LP, dated June 30, 2005 (the “Dolphin Transaction”);

(ii)	The sum of $72,000 upon the second closing of the Dolphin Transaction, but no later than December 31, 2005, which is equal to $100,000 less a deduction of $28,000 which Executive has agreed to contribute toward investment banker fees of the Company;

(iii)	The sum of $100,000 on December 31, 2005.

(b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company, and no provision of this Agreement may be amended, modified, or waived except by written agreement executed by both parties.

12.	Waiver.

No delay or failure of either party to exercise any rights or remedies under this Agreement shall constitute a waiver of such rights or remedies under this Agreement.

13.	Enforceability and Survival.

If any term or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement and any other application of the terms and provisions shall not be affected. Sections 4, 5, 6, 7, 8, and 11 shall survive the termination of Executive’s employment to the extent any obligations remain unfulfilled on said date.

14.	Successors and Assigns.

This Agreement is binding on the Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor. No rights or obligations of the Executive under this Agreement may be assigned by the Executive to any other person or entity.

15.	Governing Law.

This Agreement shall be construed under and governed by the laws of the State of Colorado. Each party irrevocably consents to the jurisdiction of the courts of Colorado as to matters not subject to arbitration under Section 17 hereof.

16.	Severability.

If any of the provisions hereof are shown to be partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason, the Agreement shall continue to be enforceable to the greatest extent permitted by applicable law.

17.	Dispute Resolution.

If the parties cannot in good faith resolve any dispute arising under this Agreement after a party provides thirty (30) days’ written notice to the other party, either party may submit the dispute to binding arbitration in Denver, Colorado pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each party shall bear its own costs and attorneys’ fees associated with the arbitration proceedings. Nothing in this Section 17 shall prevent either party from seeking injunctive or other equitable relief through a court of appropriate jurisdiction to secure specific performance or prevent a breach under the provisions of this Agreement.

18.	Headings.

The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning of the sections.

19.	Notices.

All required notices and other communications are deemed given when received and shall be in writing delivered personally; by registered or certified mail, return receipt requested, postage prepaid; by overnight delivery; or by facsimile to the party at the address below.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE:	THE COMPANY:

ACT TELECONFERENCING, INC.

1526 Cole Boulevard, Suite 250 Golden, Colorado 80401

By:

Print Name:

Title:

EXHIBIT A

Inventions